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                                                                                                                           EXHIBIT 5
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                                                POWELL, GOLDSTEIN, FRAZER & MURPHY

                                                         ATTORNEYS AT LAW


     Sixteenth Floor                                                                                      Sixth Floor
191 Peachtree Street, N.E.                                                                        1001 Pennsylvania Avenue, N.W.
 Atlanta, Georgia 30303                           PLEASE RESPOND: Atlanta Address                    Washington, D.C.  20004
      404 572-6600                                                                                         202 347-0066
Facsimile 404 572-6999                                                                                Facsimile 202 624-7222
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                                April 21, 1995


Habersham Bancorp
P. O. Box 1980
Highway 441 North
Cornelia, GA  30531


Ladies and Gentlemen:

         This opinion is given in connection with the filing by Habersham Bancorp ("Habersham"), a corporation organized and existing under the laws of the State of Georgia, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 ("Registration Statement") with respect to the shares of the $1.00 par value common stock of Habersham ("Habersham Common Stock") to be issued in connection with the proposed merger of Security Bancorp, Inc. ("Security") with and into Habersham (the "Merger").

         The Merger is intended to be effected pursuant to an Agreement and Plan of Merger dated as of January 16, 1995 (the "Merger Agreement") by and between Habersham and Security, pursuant to which each outstanding share of the $1.00 par value common stock of Security (other than shares held by Security, Habersham or their subsidiaries or by shareholders who perfect their dissenters' rights) will be converted into and exchanged for the right to receive either cash or shares of Habersham Common Stock.

         In rendering this opinion, we have examined such corporate records and documents, including the Merger Agreement, as we have deemed relevant and necessary as the basis for the opinion set forth herein.

         Based upon the foregoing, it is our opinion that the shares of Habersham Common Stock have been duly authorized by all requisite actions on the part of Habersham and, when issued to the holders of Security Common Stock in connection with the Merger as provided in the Merger Agreement such shares will be validly issued, fully paid and non-assessable under the Georgia Business Corporation Code.


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Habersham Bancorp
April 21, 1995
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         We hereby consent to the use of this opinion and to the reference made to our Firm under the caption "Legal Matters" in the Proxy Statement/Prospectus constituting part of the Registration Statement.

                                          Very truly yours,



                                  POWELL, GOLDSTEIN, FRAZER & MURPHY